Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Secures Waiver and Consent to CRG Loan Agreement

Redwood City, California, December 14, 2017 — Avinger, Inc. (NASDAQ: AVGR), a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the Lumivascular approach to treating vascular disease, announced today it has entered into an agreement with CRG to waive compliance by Avinger with the minimum revenue covenant for 2017 included in the company’s term loan agreement with CRG. Additionally, CRG agreed to accept payment of interest due on December 31, 2017, in the form of a payment-in-kind (PIK) loan. The PIK loan allows Avinger to conserve cash usage by increasing the principal amount of the loan.

“We appreciate CRG’s ongoing support as we focus on achieving important product development and clinical milestones in coming quarters,” said Jeff Soinski, Avinger’s president and CEO. “CRG’s partnership also provides the flexibility for us to continue to focus our sales force on continued engagement with key accounts in front of our anticipated next-generation Pantheris product approvals in 2018.”

Avinger entered into a term loan agreement and a securities purchase agreement with CRG in September, 2015. The total amount owed to CRG as of September 30, 2017, including principal and deferred interest, was $43.1 million.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, CA. For more information, please visit www.avinger.com.

About CRG

CRG is a premier healthcare-focused investment firm with more than $3.0 billion of assets under management across more than 45 portfolio companies. The firm seeks to commit between $20 to $300 million in each investment across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, Houston and New York. For more information, please visit www.crglp.com.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com